July 6, 2007

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:	CLST Holdings, Inc.: Statement of Timothy S. Durham

Dear Ladies and Gentlemen:

The undersigned, as a participant to the proxy statement dated July 6, 2007 and filed by Timothy S. Durham, Manoj Rajegowda, and Robert A. Kaiser (the “Proxy Statement”), hereby states and acknowledges the following:

(1) the undersigned is responsible for the adequacy and accuracy of the disclosure in the Proxy Statement;

(2) staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the Proxy Statement; and

(3) the undersigned may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Should you have any questions or comments, please feel free to contact Jeffrey M. Sone at (214) 953-6107.

Regards,

/s/ Timothy S. Durham
Timothy S. Durham

July 6, 2007

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:	CLST Holdings, Inc.: Statement of Manoj Rajegowda

Dear Ladies and Gentlemen:

The undersigned, as a participant to the proxy statement dated July 6, 2007 and filed by Timothy S. Durham, Manoj Rajegowda, and Robert A. Kaiser (the “Proxy Statement”), hereby states and acknowledges the following:

(1) the undersigned is responsible for the adequacy and accuracy of the disclosure in the Proxy Statement;

(2) staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the Proxy Statement; and

(3) the undersigned may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Should you have any questions or comments, please feel free to contact Jeffrey M. Sone at (214) 953-6107.

Regards,

/s/ Manoj Rajegowda
Manoj Rajegowda

July 6, 2007

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:	CLST Holdings, Inc.: Statement of Robert A. Kaiser

Dear Ladies and Gentlemen:

The undersigned, as a participant to the proxy statement dated July 6, 2007 and filed by Timothy S. Durham, Manoj Rajegowda, and Robert A. Kaiser (the “Proxy Statement”), hereby states and acknowledges the following:

(1) the undersigned is responsible for the adequacy and accuracy of the disclosure in the Proxy Statement;

(2) staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the Proxy Statement; and

(3) the undersigned may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Should you have any questions or comments, please feel free to contact Jeffrey M. Sone at (214) 953-6107.

Regards,

/s/ Robert A. Kaiser
Robert A. Kaiser